Exhibit 99.1

IRADIMED CORPORATION Reports Record Fourth Quarter and Full Year of 2025 Financial Results and Increases its Regular Quarterly Cash Dividend to $0.20 Per Share from $0.17 Per Share

●	Reports record revenue of $22.7 million for the fourth quarter of 2025, an increase of $3.3 million, or 17%, compared to the same period in 2024.

●	Reports record GAAP diluted EPS of $0.50 and non-GAAP diluted EPS of $0.54 for the fourth quarter of 2025, which are increases of 25% and 23%, respectively, compared to the same period in 2024.

●	Reports record GAAP diluted EPS of $1.75 and non-GAAP diluted EPS of $1.93 for the full year of 2025, which are increases of 17% and 16%, respectively, compared to the full year of 2024.

●	Declares a regular quarterly cash dividend of $0.20 per share of common stock for the fourth quarter of 2025, payable on March 6, 2026.

Orlando, Florida, February 10, 2026 – IRADIMED CORPORATION (the “Company” or “Iradimed”) (NASDAQ: IRMD) announced today its financial results for the quarter and year ended December 31, 2025. The Company is a leader in developing innovative magnetic resonance imaging (“MRI”) compatible medical devices and products. The Company is a provider of (i) non-magnetic intravenous (“IV”) infusion pump systems and (ii) non-magnetic patient vital signs monitoring systems that are each designed for use during MRI procedures.

“We are thrilled to report our eighteenth consecutive quarter of record revenue, achieving $22.7 million in the fourth quarter of 2025—a 17% increase year-over-year and exceeding our previously announced guidance. We successfully shipped the initial 3870 units in the fourth quarter of 2025 as planned, marking a key milestone in our product roadmap. The full rollout of the next-generation 3870 MRI-compatible IV infusion pump is expected to begin in the first quarter of 2026, with real acceleration and meaningful revenue contribution expected in the second half of the year. These accomplishments were made possible by the exceptional dedication and hard work of our employees, who tirelessly worked to clear the FDA 510k requirements and seamlessly navigated the transition to our new Orlando facility earlier in 2025, while maintaining operational excellence and supporting this important launch. We are deeply grateful for their commitment and contributions to our continued success.

We remain focused on innovation, operational efficiency, and delivering strong returns to stockholders—including our decision to increase our regular quarterly cash dividend to $0.20 per share from $0.17 per share, reflecting our confidence in the business outlook,” said Roger Susi, President and Chief Executive Officer of Iradimed.

“As for our guidance for the full year 2026, we expect to report revenue in the range of $91.0 million to $96.0 million, GAAP diluted earnings per share in the range of $1.90 to $2.05, and non-GAAP diluted earnings per share in the range of $2.06 to $2.21. For the first quarter of 2026 financial guidance, we expect revenue in the range of $21.0 million to $22.0 million, GAAP diluted earnings per share in the range of $0.39 to $0.43, and non-GAAP diluted earnings per share in the range of $0.44 to $0.48,” added Mr. Susi.

The Company’s board of directors declared a regular quarterly cash dividend of $0.20 per share of our outstanding common stock payable to stockholders of record as of the close of business on February 23, 2026, which will be paid on March 6, 2026.

Beginning with this earnings release, the Company has changed the rounding of amounts presented in its financial statements to thousands. Prior-period amounts presented herein have been conformed to the current presentation. This change represents a presentation change only and had no impact on the Company’s financial condition, results of operations, or cash flows.

Three Months Ended December 31, 2025

For the three months ended December 31, 2025, the Company reported revenue of $22.7 million, an increase of $3.3 million, compared to $19.4 million for the comparable period of 2024, an increase of 17%. The Company reported net income of $6.4 million, compared to $5.1 million for the comparable period of 2024, an increase of 25%, or $0.50 per diluted share, for the three months ended December 31, 2025, compared to $0.40 per diluted share for the same period of 2024, an increase of 25%.

For the three months ended December 31, 2025, the Company reported non-GAAP net income of $7.0 million, which excludes $0.6 million of stock compensation expense, net of tax benefit, compared to $5.7 million, which excludes $0.5 million of stock compensation expense, net of tax benefit, an increase of 23% for the comparable period of 2024. On a non-GAAP basis, net income per diluted share was $0.54 for the three months ended December 31, 2025, compared to $0.44 per diluted share for the comparable period of 2024, an increase of 23%.

Year Ended December 31, 2025

For the year ended December 31, 2025, the Company reported revenue of $83.8 million compared to $73.2 million for the year ended December 31, 2024, an increase of 14%. The Company reported net income of $22.5 million, compared to $19.2 million for the year ended December 31, 2024, an increase of 17%, or $1.75 per diluted share, for the year ended December 31, 2025, compared to $1.50 per diluted share for the year ended December 31, 2024, an increase of 17%.

For the year ended December 31, 2025, the Company reported non-GAAP net income of $24.8 million, which excludes $2.3 million of stock compensation expense, net of tax benefit, compared to $21.2 million, which excludes $2.0 million of stock compensation expense, net of tax benefit, an increase of 17%. On a non-GAAP basis, net income per diluted share was $1.93 for the year ended December 31, 2025, compared to $1.66 per diluted share for the year ended December 31, 2024, an increase of 16%.

Revenue and Gross Profit Information:

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Devices:	(unaudited)		(unaudited)
MRI Compatible IV Infusion Pump Systems	$9,116	$7,573	$31,636	$26,599
MRI Compatible Patient Vital Signs Monitoring Systems	7,066	6,574	26,427	24,412
Ferro Magnetic Detection Systems	637	165	1,916	909
Total devices revenue	16,819	14,312	59,979	51,920
Amortization of extended maintenance agreements	614	609	2,380	2,249
Disposables	4,283	3,617	17,564	15,017
Services and other	976	851	3,891	4,056
Total revenue	$22,692	$19,389	$83,814	$73,242

For the three months ended December 31, 2025, domestic sales were 81% of total revenue, compared to 85% for the year ended December 31, 2024. For the three months ended December 31, 2025, the gross profit margin was 75% compared to 76% for comparable period of 2024.

For the year ended December 31, 2025, domestic sales were 84% of total revenue, compared to 83% for the year ended December 31, 2024. The gross profit margin was constant at approximately 77% for both the year ended December 31, 2025 and 2024.

Cash Flow from Operations

For the three months ended December 31, 2025, cash flow from operations was $5.9 million, compared to $6.0 million for the three months ended December 31, 2024, a decrease of 2%. During the three months ended December 31, 2025, cash provided by operations was positively impacted by higher net income, net income taxes, and higher cash inflows related to accounts receivable, and negatively impacted by increased outflows related to accounts payable and accrued payroll and benefits. See the compilation of non-GAAP free cash flow in the table later in this release.

For the year ended December 31, 2025, cash flow from operations was $24.9 million, compared to $25.6 million for the year ended December 31, 2024, a decrease of 3%. During the year ended December 31, 2025, cash provided by operations was positively impacted by higher net income, net income taxes, and lower cash outflows related to accounts payable, and negatively impacted by decrease in cash inflows related to accounts receivable, higher cash outflows related to accounts payable, inventory purchases ahead of the Model 3870 launch, and prepaid expenses. See the compilation of non-GAAP free cash flow in the table later in this release.

Financial Guidance

For the first quarter of 2026, the Company expects revenue in the range of $21.0 million to $22.0 million, GAAP diluted earnings per share in the range of $0.39 to $0.43, and non-GAAP diluted earnings per share in the range of $0.44 to $0.48. For the full year 2026, the Company expects to report revenue in the range of $91.0 million to $96.0 million, GAAP diluted earnings per share in the range of $1.90 to $2.05, and non-GAAP diluted earnings per share in the range of $2.06 to $2.21.

The Company’s non-GAAP diluted earnings per share guidance excludes stock-based compensation expense, net of tax expense. The Company expects stock-based compensation expense, net of tax, to be approximately $2.0 million and $0.6 million for the full year and first quarter of 2026, respectively.

Use of Non-GAAP Financial Measures

The Company believes using non-GAAP net income, non-GAAP net income per share-diluted, and free cash flow is helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

We calculate non-GAAP net income as net income excluding:

(1) Stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for meaningful comparisons between our operating results from period to period;

(2) Operating expenses, net of tax, that we believe are not indicative of the Company’s ongoing core operating performance; and

(3) Infrequent income tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes.

We calculate free cash flow as net cash provided by operating activities, less net cash used in investing activities for the development of internal software and purchases of property and equipment.

We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our stockholders through various means.

Our non-GAAP financial measures are important tools for financial and operational decision-making and for evaluating our ongoing core operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

The Company has scheduled a conference call to discuss this release beginning at 11:00 a.m. Eastern Time, February 10, 2026. Individuals interested in listening to the conference call may do so by registering here, https://register-conf.media-server.com/register/BI9eabdb5f5ea54652b0bd15ed7530706e.

Once registered a dial-in number, a unique PIN, and instructions will be provided to participants.

The conference call will also be available in real-time via the Internet at http://www.iradimed.com/en-us/investors/events/. A recording of the call will be available on the Company’s website following the call's completion.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in developing innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We design, manufacture, market, and distribute MRI-compatible medical devices, accessories, disposables, and related services.

We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components that can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is essential to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The Iradimed 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The Iradimed 3880 has a compact, lightweight design, allowing it to travel with the patient from the critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the Iradimed 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The Iradimed 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.

Forward-Looking Statements

This release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, intends, projects, indicates, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including statements relating to the timing of the full rollout and meaningful revenue contribution of the next-generation 3870 MRI-compatible IV infusion pump, future cash dividends and the Company’s strategic plans, objectives, and intentions. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, that our business plans may change as circumstances warrant.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made, which reflect management’s current estimates, projections, expectations, or beliefs, and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to: our ability to receive 510(k) clearance for our products and product candidates, complete inspections conducted by the U.S. Food & Drug Administration (the “FDA”) or other regulatory bodies resulting in favorable outcomes, additional actions by or requests from the FDA, including a request to cease domestic distribution of products, or other regulatory bodies and unanticipated costs or delays associated with the resolution of these matters; the timing and likelihood of regulatory approvals or clearances from the FDA or other regulatory bodies and regulatory actions on our product candidates and product marketing activities; unexpected costs, expenses and diversion of management attention resulting from actions or requests posed to us by the FDA or other regulatory bodies; failure to obtain and/or maintain regulatory approvals or clearances and comply with applicable regulations; our primary reliance on a limited number of products; our ability to retain the continued service of our key professionals, including key management, marketing and scientific personnel, and to identify, hire and retain such additional qualified professionals; our expectations regarding the sales and marketing of our products, product candidates and services; our expectations regarding the integrity of our supply chain for our products; the potential for adverse application of environmental, health and safety and other laws and regulations of any jurisdiction on our operations; our expectations for market acceptance of our new products; the potential for our marketed products to be withdrawn due to recalls, patient adverse events or deaths; our ability to successfully prepare, file, prosecute, maintain, defend, including in cases of infringement, and enforce patent claims and other intellectual property rights on our products; our ability to identify and pursue development of additional products; the implementation of our business strategies; the potential for exposure to product liability claims; our financial performance expectations and interpretations thereof by securities analysts and investors; our ability to compete in the development and marketing of our products and product candidates with existing companies and new market entrants in our industry; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities; changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications; cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations; costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks; actions of regulatory bodies and other government authorities, including the FDA and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions; costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls; the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations; changes in our production capacity, including interruptions in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials; the failure of third parties to uphold their contractual duties or meet expected deadlines; uncertainties in our industry due to the effects of government-driven or mandated healthcare reform; competitive pressures in the markets in which we operate; potential negative impacts resulting from a future pandemic or epidemic, or natural disaster; the impact on our operations and financial results of any public health emergency and any related policies and actions by governments or other third parties; breaches or failures of our or our vendors’ or customers’ information technology systems or products, including by cyber-attack, data leakage, unauthorized access or theft; the loss of, or default by, one or more key customers or suppliers; unfavorable changes to the terms of key customer or supplier relationships; weakening of economic conditions, or the anticipation thereof, that could adversely affect the level of demand for our products; the conditions in the U.S. and global economies, including the impact of increasing and/or fluctuating tax and interest rates as well as inflationary pressures on such economies; geopolitical risks, including tariffs, trade disputes, international conflicts and recent or upcoming elections in the United States and other countries, and the impact of insufficient governmental funding and related operational inefficiencies, which could, among other things, lead to increased volatility in the financial market and in the market in which we operate our business; and other risks detailed in our filings with the United States Securities and Exchange Commission (the “SEC”).

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, those included in Part II, Item 1A, “Risk Factors” of the Company’s Quarterly Reports on Form 10-Q, and Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as those otherwise described or updated from time to time in our other filings with the SEC. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2025	2024
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$51,159	$52,234
Other current assets	30,044	23,008
Total current assets	81,203	75,242
Property and equipment, net	23,856	16,811
Other assets	3,717	6,273
Total assets	$108,776	$98,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,820	$1,896
Deferred revenue	2,871	2,260
Other current liabilities	5,489	4,356
Total current liabilities	10,180	8,512
Deferred revenue, non-current	3,978	2,993
Operating lease liability, non-current	—	2
Total liabilities	14,158	11,507
Stockholders’ equity:
Total stockholders’ equity	94,618	86,819
Total liabilities and stockholders’ equity	$108,776	$98,326

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$22,692	$19,389	$83,814	$73,242
Cost of revenue	5,660	4,628	19,490	16,892
Gross profit	17,032	14,761	64,324	56,350
Operating expenses:
General and administrative	4,535	3,873	17,782	15,937
Sales and marketing	4,604	4,518	17,420	15,616
Research and development	799	570	2,975	2,832
Total operating expenses	9,938	8,961	38,177	34,385
Income from operations	7,094	5,800	26,147	21,965
Other income, net	697	544	2,214	2,310
Income before provision for income taxes	7,791	6,344	28,361	24,275
Provision for income tax expense	1,349	1,197	5,881	5,041
Net income	$6,442	$5,147	$22,480	$19,234
Net income per share:
Basic	$0.51	$0.41	$1.77	$1.52
Diluted	$0.50	$0.40	$1.75	$1.50
Weighted average shares outstanding:
Basic	12,738	12,684	12,722	12,670
Diluted	12,875	12,810	12,854	12,784

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands, except per share data)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$6,442	$5,147	$22,480	$19,234
Excluding:
Stock-based compensation expense, net of tax benefit	551	519	2,312	1,994
Non-GAAP net income	$6,993	$5,666	$24,792	$21,228
Weighted-average shares outstanding – diluted	12,875	12,810	12,854	12,784
Non-GAAP net income per share – diluted	$0.54	$0.44	$1.93	$1.66

Non-GAAP Free Cash Flow

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2025	2024	2025		2024
Net cash provided by operating activities	$5,923	$5,987	$24,947		$25,624
Less:
Capital Expenditures	417	3,057	8,421	[1]	8,817	[1]
Free cash flow	$5,506	$2,930	$16,526		$16,807

¹ For the twelve months ended December 31, 2025 and 2024, capital expenditures include approximately $7.0 million and $8.2 million, respectively, related to construction of new corporate office building completed in 2025.

Media Contact:

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com